Exhibit 10.14

AMENDED AND RESTATED AGREEMENT
Between
SUSPECT DETECTION SYSTEMS, INC.
And
YOAV KRILL

THIS AGREEMENT is made and entered into as of this 21st day of June, 2011 by and between Suspect Detection Systems, Inc., a Delaware corporation having an office located at 150 West 56th Street, Suite 4005, New York, New York (“SDS”), and Yoav Krill, an individual having an office located at 150 West 56th Street, Apartment 4005, New York, New York 10019 (“Mr. Krill”).

W I T N E S S E T H:

WHEREAS, SDS desires to engage and to continue the engagement of the services of Mr. Krill as the Chairman of the Board of Directors of SDSS and Mr. Krill desires to accept such engagement subject to the terms and conditions set forth in this Amended and Restated Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1.           Position.  Subject to the provisions of this Amended and Restated Agreement, SDSS hereby appoints and continues the appointment of Mr. Krill as the Chairman of the Board of Directors of SDSS and Mr. Krill hereby accepts such appointment on the terms and conditions hereinafter set forth.

2.           Duties.     Mr. Krill shall take such actions and fulfill such duties as are required for him to serve as the Chairman of the Board of Directors of SDSS.  Mr. Krill agrees to perform such services conscientiously and to the best of his abilities and to use his best efforts to promote the general welfare and interests of SDSS.

3.           Standard of Care.  The standard of care owed by Mr. Krill to SDSS shall only be to refrain from engaging in gross neglect, negligent or reckless conduct or intentional misconduct.  In discharging his duties, Mr. Krill shall be fully protected in relying in good faith upon the records required to be maintained by SDSS and upon such information, opinions, reports or statements by SDSS or its agents, or by any other person, as to matters Mr. Krill reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of SDSS, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, and profits or losses of SDSS.

4.           Term.  The term of this Amended and Restated Agreement shall commence as of the date set forth above and shall continue until either party provides the other with no less than ninety (90) days prior written notice that such party desires to terminate this Amended and Restated Agreement.  Notwithstanding the foregoing and in addition to such rights of termination as are otherwise set forth in this Amended and Restated Agreement, SDSS shall have the additional right to terminate this Amended and Restated Agreement for cause in the event of a material breach by Mr. Krill in the performance of his duties hereunder, as provided in Paragraphs 5 and 6, below.

5.           Events of Default and Remedies.  The repeated failure, refusal or neglect of Mr. Krill to report or to render his services when and as required hereunder, or to perform any covenant or condition of this Amended and Restated Agreement on his part to be kept or performed, shall be an event of material default hereunder and SDSS may terminate this Amended and Restated Agreement if any such event of material default shall occur and continue during the term hereof, as provided in Paragraph 6, below.

6.           Termination.  In addition to such rights of termination as are otherwise set forth in this Amended and Restated Agreement, SDSS shall have the additional right to terminate this Amended and Restated Agreement for cause in the event of Mr. Krill’s material breach in the performance of his duties hereunder.

6.1.           If Mr. Krill engages in activities or conduct which SDSS contends is a material breach of Mr. Krill’s obligations under this Amended and Restated Agreement, SDSS shall deliver a notice in writing to Mr. Krill to terminate such activities or conduct.  If Mr. Krill fails to take affirmative steps to cure or terminate the complained of activities or conduct on or before the expiration of ten (10) days following receipt of said notice, then Mr. Krill shall be deemed in material breach hereunder.  In that event, SDSS shall have the right to immediately thereafter terminate this Amended and Restated Agreement.  The provisions for notice of default and time to cure prior to termination shall not apply in the case of any cause incapable of being cured, in which event SDSS may terminate this Amended and Restated Agreement immediately and without prior notice.  The right of termination contained in this Paragraph 6.1 shall not preclude SDSS from exercising any other right it may have either pursuant to the other terms of this Amended and Restated Agreement or by law.

7.           Compensation.  In consideration of the services to be performed under this Amended and Restated Agreement, Mr. Krill shall receive an annual Director’s Fee in the amount of $25,000 per annum for the first twelve (12) month period during which this Amended and Restated Agreement remains in force and effect,  Prior to November 30, 2011 and to each and every November 30 thereafter, SDSS and Mr. Krill shall agree, in a writing signed by SDSS and Mr. Krill, on the amount of Mr. Krill’s annual Director’s Fee, which amount shall not be less than $25,000 per annum and shall be increased, proportionately, with any increase in SDSS’ paid in capital, sales revenues or net profits during the immediately prior calendar year.  Mr. Krill’s annual Director’s Fee shall be paid by SDSS by company or bank check or by wire transfer to a bank account designated by Mr. Krill on or before the end of each and every calendar year during the term of this Amended and Restated Agreement.  Mr. Krill shall be responsible for payment of any personal income taxes due or that may become due as a result of his compensation under this Amended and Restated Agreement.  In addition, SDSS shall issue 2,400,000 shares of its common stock to Mr. Krill in consideration for his execution of this Amended and Restated Agreement and his full and faithful performance of his obligations and duties hereunder.

7. 1.           Notwithstanding anything to the contrary in this Amended and Restated Agreement, paragraph “7” of the Agreement entered into between SDSS and Mr. Krill dated January 12, 2011 (the “2010 Agreement”) shall remain in full force and effect and shall be made part of this Amended and Restated Agreement as though fully set forth herein.  Specifically, Mr. Krill shall be entitled to receive payment of any and all annual Director’s Fees that remain unpaid as of the date hereof.

8           Options.  Subject to the prior approval of the shareholders of SDSS, SDSS hereby grants to Mr. Krill 10,500,000 options of common stock of SDSS, exercisable at $0.10 per share, from the stock option plan adopted by SDSS.  Of the said total of 10,500,000 options, 4,666,660 shares shall vest upon Mr. Krill’s execution of this Amended and Restated Agreement and the balance of 5,833,340 shares shall vest in equal monthly amounts of 291,667 shares during each and every calendar month during the twenty (20) month period commencing on July 1, 2011.  The said options shall terminate in accordance with the terms of SDSS’ “2009 Global Incentive Option Plan.”  Notwithstanding anything contained herein to the contrary and except as provided for in Paragraph 6, above, if this Amended and Restated Agreement is terminated, any options not previously vested shall become null and void.  The options and the shares of stock issuable upon exercise thereof are personal to Mr. Krill and shall be subject to the restrictions of applicable Federal and state securities laws.

8. 1.           Notwithstanding anything to the contrary in this Amended and Restated Agreement, paragraph “8” of the 2010 Agreement shall remain in full force and effect and shall be made part of this Amended and Restated Agreement as though fully set forth herein.  Specifically, Mr. Krill shall be entitled receive any balance of the 1,500,000 options of common stock of SDSS granted to him in the 2010 Agreement which were to vest after the date hereof and shall be entitled to exercise any options which have vested pursuant to the 2010 Agreement on the terms and subject to the conditions set forth in the 2010 Agreement.  As of June 21, 2011, 864,584 of those 1,500,000 options have vested and 635,416 have not yet vested.

9.           Business Expenses.  SDSS shall reimburse Mr. Krill for all reasonable and necessary business expenses incurred by him in connection with the performance of his duties under this Amended and Restated Agreement, including reasonable travel and accommodation expenses during travel required in connection with the performance of his duties hereunder.

10.           Directors’ and Officers’ Liability Insurance.  SDSS shall obtain and shall keep in full force directors’ and officers’ insurance covering Mr. Krill’s services as the Chairman of the Board of Directors of SDSS, which insurance shall provide coverage to the fullest extent permitted by applicable law.  Any failure by SDSS to obtain or to keep in force such insurance shall be deemed a material breach by SDSS of this Amended and Restated Agreement and shall automatically terminate this Amended and Restated Agreement as of the date when such insurance does not exist, except that Mr. Krill shall thereafter have the right to receive and to exercise all options granted or to be granted to him pursuant to Paragraph 8, above, up to a maximum of 10,500,000 options.

11.           No Breaches.  Mr. Krill represents that his execution of this Amended and Restated Agreement and the performance of his duties required hereunder will not be a breach of any other agreement to which he is a party.

12.           Entire Agreement.  This Amended and Restated Agreement constitutes the entire understanding between SDSS and Mr. Krill with respect to the subject matter hereof and except as otherwise set forth herein, replaces and supersedes the 2010 Agreement and any other agreements or understandings with respect to the subject matter hereof.  Neither SDSS nor Mr. Krill shall be bound in any manner by any promises, statements, representations or information made, given or furnished by any person representing or purporting to represent SDSS or Mr. Krill except to the extent that such promises, statements, representations or information are expressly set forth in this Amended and Restated Agreement.

13.           Successors and Assigns.  This Amended and Restated Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, and assigns of the parties.

14.           Notices.  All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above.  Such addresses and telephone numbers may be changed by notice given in the manner provided herein.  Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

15.           Governing Law.  This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

16.           Amendment and Modification.  This Amended and Restated Agreement may be amended, modified or supplemented only by written agreement executed by SDSS and Mr. Krill.

17.           Headings.  The headings of the various paragraphs of this Amended and Restated Agreement are inserted for convenience of reference only and are under no circumstances to be a part of, or construed as a part of, this Amended and Restated Agreement.

18.           Execution in Counterparts.  This Amended and Restated Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Agreement as of the day and year first above written.

SUSPECT DETECTION SYSTEMS, INC.

By:          /s/Gil Boosidan_____________
Name:           Gil Boosidan
Title:           Chief Executive Officer

/s/Yoav Krill___________
YOAV KRILL